Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:
Pfeiffer High Investor Relations, Inc.
Geoff High
303-393-7044

DYNAMIC MATERIALS REPORTS CONTINUED SALES AND EARNINGS GROWTH

IN THIRD QUARTER

Sales Increase 33% to $54.9 Million from $41.3 Million in 2010 Third Quarter;

Q3 Diluted EPS Improves to $0.32 from $0.10

BOULDER, Colo. — November 1, 2011 — Dynamic Materials Corporation (DMC) (Nasdaq: BOOM), a diversified provider of industrial products and services, and the world’s leading manufacturer of explosion-welded clad metal plates, today reported financial results for its third quarter ended September 30, 2011.

Sales were $54.9 million, up 33% from $41.3 million in the third quarter last year, and a slight increase versus sales of $54.2 million in this year’s second quarter.  Gross margin was 27% versus 26% in last year’s third quarter and 29% in the second quarter.

Operating income was $5.7 million, up 93% from $2.9 million in the same quarter last year and down slightly from $5.9 million in the second quarter. Net income was $4.3 million, or $0.32 per diluted share, an increase of 222% from net income of $1.3 million, or $0.10 per diluted share, in the year-ago third quarter and a 10% improvement from net income of $3.9 million, or $0.29 per diluted share, in the second quarter.

Adjusted EBITDA was $9.6 million, a 43% improvement from $6.7 million in last year’s third quarter and up modestly from $9.5 million in the second quarter.  Adjusted EBITDA is a non-GAAP (generally accepted accounting principle) financial measure used by management to measure operating performance.  See additional information about adjusted EBITDA at the end of this news release, as well as a reconciliation of adjusted EBITDA to GAAP measures.

Explosive Metalworking

Sales of $33.4 million were reported by DMC’s Explosive Metalworking segment, a 34% increase from sales of $24.9 in the third quarter last year.  Operating income increased 141% to $4.6 million from $1.9 million in the 2010 third quarter.  Adjusted EBITDA was $6.1 million, an improvement of 73% from $3.5 million in the comparable year-ago quarter.  The segment reported an order backlog of $47 million versus $54 million at the end of the second quarter.

Oilfield Products

Sales at DMC’s Oilfield Products segment increased 42% to $18.8 million from $13.2 million in the 2010 third quarter. Operating income was $1.9 million, up 17% from $1.6 million in the prior year’s third quarter, while adjusted EBITDA was up 19% to $3.3 million from $2.8 million in the 2010 third quarter.

AMK Welding

DMC’s AMK Welding segment reported third quarter sales of $2.7 million, down 15% from $3.2 million in the same quarter of 2010.  Operating income was $572,000 compared with $881,000 in the comparable year-ago quarter, and adjusted EBITDA was $710,000 versus $1.0 million in the comparable quarter last year.

Management Commentary

“Third quarter sales growth was fueled by healthy spending in the upstream oil and gas industry and a number of our other Explosive Metalworking end markets,” said Yvon Cariou, president and CEO.  “In addition, we saw continued strong sales at our Oilfield Products segment, which is benefiting from the very active drilling environment in North America and several overseas regions.”

Cariou added, “During the current fiscal year, we have effectively captured a number of the prospective orders we had been tracking on our project ‘hot list.’   As a result, we have elevated our full-year 2011 sales forecasts in each of the past three quarters.  As we have converted order prospects to bookings, we also have seen a steady stream of new contract opportunities emerge, and this has helped us maintain a healthy hot list.  So despite the continued macro economic concerns, we are still optimistic about DMC’s prospects for continued long-term growth.”

Guidance

Rick Santa, senior vice president and chief financial officer, said, “We have elevated our 2011 sales-growth forecast to a range of 31% to 33% versus last year, up from our prior full-year growth forecast of 28% to 30%. We expect our full-year consolidated gross margin to be in a range of 26% to 27%.  In light of the sequential explosion-welding backlog decline, fourth quarter sales are expected to drop by approximately 10% versus the third quarter, while fourth quarter gross margin is expected to be approximately 27%.”

DMC’s blended effective tax rate for fiscal 2011 is now projected in a range of 25% to 26% versus the previously forecasted range of 26% to 28%.  The Company’s tax rate is expected to rise to a normalized level of between 28% and 30% in years thereafter.

Nine-month Results

Sales for the nine-month period were $154.6 million, up 41% from sales of $110.0 million in the same period last year. Gross margin increased to 26% from 25% in last year’s nine-month period. Operating income improved 148% to $13.1 million from $5.3 million.  Net income advanced 125% to $8.9 million, or $0.67 per diluted share, from net income of $4.0 million, or $0.30 per diluted share, at the nine-month mark last year. Adjusted EBITDA increased 54% to $24.1 million versus $15.6 million in the comparable year-ago period.

The Explosive Metalworking segment reported nine-month sales of $95.2 million, up 31% from $72.9 million in the same period of 2010.  Operating income was $11.8 million, up 89% from $6.2 million in the same period a year ago. Adjusted EBITDA increased 53% to $16.2 million compared with $10.6 million in the same period a year ago.

Nine-month sales at DMC’s Oilfield Products segment increased 79% to $51.6 million from $28.9 million in last year’s nine-month period. Excluding incremental sales contributions of $5.7 million from operations acquired during last year’s second quarter, Oilfield Product sales increased $17.0 million, or 59%, versus the same period last year.  The segment reported operating income of $4.0 million, up 210% from $1.3 million in the same period a year ago.  Nine-month adjusted EBITDA improved 75% to $7.7 million from $4.4 million in the prior-year’s nine-month period.

AMK Welding recorded nine-month sales of $7.8 million, down 3% from $8.1 million in the comparable year-ago period. Operating income was $1.7 million versus $2.0 million in the prior-year period.  Adjusted EBITDA at the nine-month mark was $2.1 million compared with $2.4 million in the same period a year ago.

Conference call information

Management will hold a conference call to discuss these results today at 5:00 p.m. Eastern (3:00 p.m. Mountain).  Investors are invited to listen to the call live via the Internet at www.dynamicmaterials.com, or by dialing into the teleconference at 877-407-8031 (201-689-8031 for international callers).  No passcode is necessary.  Participants should access the website at least 15 minutes early to register and download any necessary audio software. A replay of the webcast will be available for 90 days and a telephonic replay will be available through November 8, 2011, by calling 877-660-6853 (201-612-7415 for international callers) and entering the Account Number 286 and the passcode 380635.

Use of Non-GAAP Financial Measures

Non-GAAP results are presented only as a supplement to the financial statements based on U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information is provided to enhance the reader’s understanding of DMC’s financial performance, but no non-GAAP measure should be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP. Reconciliations of the most directly comparable GAAP measures to non-GAAP measures are provided within the schedules attached to this release.

EBITDA is defined as net income plus or minus net interest plus taxes, depreciation and amortization. Adjusted EBITDA excludes from EBITDA stock-based compensation and, when appropriate, other items that management does not utilize in assessing DMC’s operating performance (as further described in the attached financial schedules). None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure.

Management uses these non-GAAP measures in its operational and financial decision-making, believing that it is useful to eliminate certain items in order to focus on what it deems to be a more reliable indicator of ongoing operating performance and the company’s ability to generate cash flow from operations. As a result, internal management reports used during monthly operating reviews feature the adjusted EBITDA. Management also believes that investors may find non-GAAP financial measures useful for the same reasons, although investors are cautioned that non-GAAP financial measures are not a substitute for GAAP disclosures. EBITDA and adjusted EBITDA are also used by research analysts, investment bankers and lenders to assess operating performance. For example, a measure similar to EBITDA is required by the lenders under DMC’s credit facility.

Because not all companies use identical calculations, DMC’s presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. However, these measures can still be useful in evaluating the company’s performance against its peer companies because management believes the measures provide users with valuable insight into key components of GAAP financial disclosures. For example, a company with greater GAAP net income may not be as appealing to investors if its net income is more heavily comprised of gains on asset sales. Likewise, eliminating the effects of interest income and expense moderates the impact of a company’s capital structure on its performance.

All of the items included in the reconciliation from net income to EBITDA and adjusted EBITDA are either (i) non-cash items (e.g., depreciation, amortization of purchased intangibles and stock-based compensation) or (ii) items that management does not consider to be useful in assessing DMC’s operating performance (e.g., income taxes and gain on sale of assets). In the case of the non-cash items, management believes that investors can better assess the company’s operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect DMC’s ability to generate free cash flow or invest in its business. For example, by adjusting for depreciation and amortization in computing EBITDA, users can compare operating performance without regard to different accounting determinations such as useful life. In the case of the other items, management believes that investors can better assess operating performance if the measures are presented without these items because their financial impact does not reflect ongoing operating performance.

About Dynamic Materials Corporation

Based in Boulder, Colorado, Dynamic Materials Corporation serves a global network of industrial customers through two core business segments: Explosive Metalworking and Oilfield Products; as well as a specialized industrial service provider, AMK Welding. The Explosive Metalworking segment is the world’s largest manufacturer of explosion-welded clad metal plates, which are used to fabricate capital equipment utilized within various process industries and other industrial sectors. Oilfield Products is an international manufacturer and marketer of advanced explosive components and systems used to perforate oil and gas wells.  AMK Welding utilizes various specialized technologies to weld components for use in power-generation turbines, and commercial and military jet engines. For more information, visit the Company’s websites at: http://www.dynamicmaterials.com and http://www.dynaenergetics.de.

Safe Harbor Language

Except for the historical information contained herein, this news release contains forward-looking statements, including our guidance for fourth quarter and full-year 2011 sales, margins and tax rates, growth and diversification prospects, as well as expectations about business conditions and growth opportunities, all of which involve risks and uncertainties.  These risks and uncertainties include, but are not limited to, the following: our ability to realize sales from our backlog; our ability to obtain new contracts at attractive prices; the size and timing of customer orders and shipments; fluctuations in customer demand; our ability to successfully source and execute upon acquisition opportunities; fluctuations in foreign currencies, changes to customer orders; the cyclicality of our business; competitive factors; the timely completion of contracts; the timing and size of expenditures; the timing and price of metal and other raw material; the adequacy of local labor supplies at our facilities; current or future limits on manufacturing capacity at our various operations; the availability and cost of funds; and general economic conditions, both domestic and foreign, impacting our business and the business of the end-market users we serve; as well as the other risks detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended December 31, 2010.

DYNAMIC MATERIALS CORPORATION & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

(Dollars in Thousands, Except Share Data)

(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
NET SALES	$54,890	$41,298	$154,630	$109,913

COST OF PRODUCTS SOLD	40,058	30,445	114,023	82,819

Gross profit	14,832	10,853	40,607	27,094

COSTS AND EXPENSES:
General and administrative expenses	4,359	3,487	12,227	9,990
Selling and distribution expenses	3,359	3,047	10,997	7,918
Amortization of purchased intangible assets	1,448	1,376	4,324	3,913

Total costs and expenses	9,166	7,910	27,548	21,821

INCOME FROM OPERATIONS	5,666	2,943	13,059	5,273

OTHER INCOME (EXPENSE):
Gain on step acquisition of joint ventures	—	—	—	2,117
Other income (expense), net	(9)	(433)	(348)	(402)
Interest expense	(326)	(667)	(1,222)	(2,473)
Interest income	1	6	4	71
Equity in earnings of joint ventures	—	—	—	255

INCOME BEFORE INCOME TAXES	5,332	1,849	11,493	4,841

INCOME TAX PROVISION	1,072	540	2,637	891

NET INCOME	4,260	1,309	8,856	3,950

Less: Net loss attributable to noncontrolling interest	(13)	(17)	(36)	—

NET INCOME ATTRIBUTABLE TO DYNAMIC MATERIALS CORPORATION	$4,273	$1,326	$8,892	$3,950

INCOME PER SHARE:
Basic	$0.32	$0.10	$0.67	$0.30
Diluted	$0.32	$0.10	$0.67	$0.30

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic	13,065,397	12,939,274	13,060,009	12,807,826
Diluted	13,072,076	12,951,397	13,069,765	12,820,508

DIVIDENDS DECLARED PER COMMON SHARE	$0.04	$0.04	$0.12	$0.12

DYNAMIC MATERIALS CORPORATION & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

(unaudited)

	September 30,
	2011	December 31,
	(unaudited)	2010
ASSETS

Cash and cash equivalents	$4,116	$4,572
Accounts receivable, net	34,751	27,567
Inventories	46,917	35,880
Other current assets	6,385	4,716

Total current assets	92,169	72,735

Property, plant and equipment, net	40,212	39,806
Goodwill, net	39,546	39,173
Purchased intangible assets, net	45,158	48,490
Other long-term assets	1,506	1,189

Total assets	$218,591	$201,393

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable	$16,425	$16,109
Customer advances	2,756	1,531
Dividend payable	534	529
Accrued income taxes	930	477
Other current liabilities	8,636	7,529
Lines of credit	6,553	2,621
Current portion of long-term debt	9,405	9,596

Total current liabilities	45,239	38,392

Long-term debt	14,131	14,579
Deferred tax liabilities	10,917	12,083
Other long-term liabilities	1,278	1,255
Stockholders’ equity	147,026	135,084

Total liabilities and stockholders’ equity	$218,591	$201,393

DYNAMIC MATERIALS CORPORATION & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

(Dollars in Thousands)

(unaudited)

	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income including noncontrolling interest	$8,856	$3,950
Adjustments to reconcile net income to net cash provided by operating activities -
Depreciation (including capital lease amortization)	4,183	3,908
Amortization of purchased intangible assets	4,324	3,913
Amortization of capitalized debt issuance costs	261	489
Stock-based compensation	2,535	2,537
Deferred income tax benefit	(1,904)	(953)
Equity in earnings of joint ventures	—	(255)
Gain on step acquisition of joint ventures	—	(2,117)
Loss on disposal of property, plant and equipment	69	—
Change in working capital, net	(16,066)	(1,218)

Net cash provided by operating activities	2,258	10,254

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of Austin Explosives Company	—	(3,620)
Step acquisition of joint ventures, net of cash acquired	—	(2,065)
Acquisition of property, plant and equipment	(4,364)	(2,309)
Change in other non-current assets	20	(59)

Net cash used in investing activities	(4,344)	(8,053)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment on syndicated term loans	—	(15,374)
Borrowings on lines of credit, net	3,999	4,682
Payments on long-term debt	(633)	(593)
Payments on capital lease obligations	(233)	(215)
Payment of dividends	(1,596)	(1,561)
Contribution from noncontrolling stockholder	42	—
Net proceeds from issuance of common stock	99	70
Tax impact of stock-based compensation	(109)	(639)

Net cash provided by (used in) financing activities	1,569	(13,630)

EFFECTS OF EXCHANGE RATES ON CASH	61	115

NET DECREASE IN CASH AND CASH EQUIVALENTS	(456)	(11,314)

CASH AND CASH EQUIVALENTS, beginning of the period	4,572	22,411

CASH AND CASH EQUIVALENTS, end of the period	$4,116	$11,097

DYNAMIC MATERIALS CORPORATION & SUBSIDIARIES

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASUREMENTS TO MOST

DIRECTLY COMPARABLE GAAP FINANCIAL MEASUREMENTS

(Dollars in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
	(unaudited)		(unaudited)

Explosive Metalworking Group	$33,396	$24,925	$95,221	$72,921
Oilfield Products	18,790	13,208	51,563	28,868
AMK Welding	2,704	3,165	7,846	8,124

Net sales	$54,890	$41,298	$154,630	$109,913

Explosive Metalworking Group	$4,599	$1,905	$11,758	$6,228
Oilfield Products	1,881	1,604	3,964	1,279
AMK Welding	572	881	1,742	2,006
Unallocated expenses	(1,386)	(1,447)	(4,405)	(4,240)

Income from operations	$5,666	$2,943	$13,059	$5,273

	For the three months ended September 30, 2011
	Explosive
	Metalworking	Oilfield	AMK	Unallocated
	Group	Products	Welding	Expenses	Total
	(unaudited)

Income from operations	$4,599	$1,881	$572	$(1,386)	$5,666
Adjustments:
Net loss attributable to noncontrolling interest	—	13	—	—	13
Stock-based compensation	—	—	—	872	872
Depreciation	901	516	138		1,555
Amortization of purchased intangibles	565	883	—	—	1,448

Adjusted EBITDA	$6,065	$3,293	$710	$(514)	$9,554

	For the three months ended September 30, 2010
	Explosive
	Metalworking	Oilfield	AMK	Unallocated
	Group	Products	Welding	Expenses	Total
	(unaudited)

Income from operations	$1,905	$1,604	$881	$(1,447)	$2,943
Adjustments:
Net loss attributable to noncontrolling interest	—	17	—	—	17
Stock-based compensation	—	—	—	834	834
Depreciation	1,051	333	120	—	1,504
Amortization of purchased intangibles	557	819	—	—	1,376

Adjusted EBITDA	$3,513	$2,773	$1,001	$(613)	$6,674

DYNAMIC MATERIALS CORPORATION & SUBSIDIARIES

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASUREMENTS TO MOST

DIRECTLY COMPARABLE GAAP FINANCIAL MEASUREMENTS

(Dollars in thousands)

	For the nine months ended September 30, 2011
	Explosive
	Metalworking	Oilfield	AMK	Unallocated
	Group	Products	Welding	Expenses	Total
	(unaudited)

Income from operations	$11,758	$3,964	$1,742	$(4,405)	$13,059
Adjustments:
Net loss attributable to noncontrolling interest	—	36	—	—	36
Stock-based compensation	—	—	—	2,535	2,535
Depreciation	2,734	1,070	379	—	4,183
Amortization of purchased intangibles	1,685	2,639	—	—	4,324

Adjusted EBITDA	$16,177	$7,709	$2,121	$(1,870)	$24,137

	For the nine months ended September 30, 2010
	Explosive
	Metalworking	Oilfield	AMK	Unallocated
	Group	Products	Welding	Expenses	Total
	(unaudited)

Income from operations	$6,228	$1,279	$2,006	$(4,240)	$5,273
Adjustments:
Stock-based compensation	—	—	—	2,537	2,537
Depreciation	2,634	924	350	—	3,908
Amortization of purchased intangibles	1,706	2,207	—	—	3,913

Adjusted EBITDA	$10,568	$4,410	$2,356	$(1,703)	$15,631

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
	(unaudited)		(unaudited)

Net income attributable to DMC	$4,273	$1,326	$8,892	$3,950
Interest expense	326	667	1,222	2,473
Interest income	(1)	(6)	(4)	(71)
Provision for income taxes	1,072	540	2,637	891
Depreciation	1,555	1,504	4,183	3,908
Amortization of purchased intangible assets	1,448	1,376	4,324	3,913

EBITDA	8,673	5,407	21,254	15,064
Stock-based compensation	872	834	2,535	2,537
Other (income) expense, net	9	433	348	(1,715)
Equity in earnings of joint ventures	—	—	—	(255)

Adjusted EBITDA	$9,554	$6,674	$24,137	$15,631